EnCana Corporation
EnCana on 8th	tel: (403) 645-2000
1800 855 2nd Street SW
P.O. Box 2850
Calgary AB Canada T2P 2S5	www.encana.com

August 20, 2003

British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Securities Commission
The Manitoba Securities Commission
Ontario Securities Commission
Commission des valeurs mobilières du Québec
New Brunswick Office of the Administrator of Securities
Prince Edward Island Registrar of Securities
Nova Scotia Securities Commission
Newfoundland Department of Government Services and Lands, Securities Division
Registrar of Securities, Northwest Territories
Registrar of Securities, Yukon Territory
Registrar of Securities, Nunavut Territory
The Toronto Stock Exchange

Dear Sirs:

Re:	EnCana Corporation (“EnCana”) – Revised Consolidated Financial Ratios for the Period Ended June 30, 2003

Please find attached revised consolidated financial ratios for the period ended June 30, 2003 (the “Revised Consolidated Financial Ratios”) which are being provided herewith to replace the financial ratios previously filed by EnCana on August 12, 2003 (the “Q2 Ratios”) in respect of the unaudited Consolidated Financial Statements for the period ended June 30, 2003 (the “Interim Financial Statements”).

The Revised Consolidated Financial Ratios amend the Q2 Ratios by replacing the ratios set out therein in respect of each of a) net earnings including carrying charges of preferred securities, and b) cash flow including carrying charges of preferred securities for June 30, 2003 with 9.0 and 13.4 respectively and net earnings including carrying charges of preferred securities for June 30, 2002 with 8.1.

The Revised Consolidated Financial Ratios, provided in connection with EnCana’s continuous offering of medium term notes and debt securities, are being filed herewith under the SEDAR project number for the Interim Financial Statements.

This filing is being done in accordance with the continuous filing obligations of National Instrument 44-102 of the Canadian Securities Administrators arising from the following documents which were filed with the securities regulatory authorities across Canada:

a)	EnCana’s Medium Term Note program in respect of which an Amended and Restated Short Form Shelf Prospectus dated August 16, 2002 relating to the offering of Medium Term Notes in an aggregate principal amount of up to $1.0 billion (Sedar project nos. 00386266 and 00473859); and

b)	EnCana’s U.S. debt securities program in respect of which a Short Form Shelf Prospectus dated August 22, 2002 relating to the offering of debt securities in an aggregate principal amount of U.S $2.0 billion debt securities (Sedar project no. 00471451).

Yours very truly,

ENCANA CORPORATION

[signed] Kerry D. Dyte

KERRY D. DYTE
Corporate Secretary

EnCana Corporation
Supplemental Financial Information     (unaudited)
For the period ended June 30, 2003

CONSOLIDATED FINANCIAL RATIOS — MEDIUM TERM NOTES & DEBT SECURITIES

The following ratios, based on the consolidated financial statements, are provided in connection with the Company’s continuous offering of medium-term notes and debt securities and are for the 12-month period then ended.

	June 30

	2003	2002

Interest coverage on long-term debt:
Net earnings excluding carrying charges of preferred securities	9.9	8.4
Net earnings including carrying charges of preferred securities	9.0	8.1
Cash flow excluding carrying charges of preferred securities	14.8	14.2
Cash flow including carrying charges of preferred securities	13.4	13.8